Exhibit 4.3

STOCK AND Warrant PURCHASE AGREEMENT

This STOCK AND Warrant Purchase Agreement (this “Agreement”) is made as of March 25, 2022 by and among TAILWIND TWO ACQUISITION CORP. (a Delaware corporation, expected to be renamed TERRAN ORBITAL CORPORATION, a Delaware corporation (the “Company”), FP CREDIT PARTNERS II, L.P., a Cayman Islands limited partnership (“FPCP 1”), FP CREDIT PARTNERS PHOENIX II, L.P., a Cayman Islands limited partnership (“FPCP 2”, and, together with FPCP 1, the “FPCP Purchasers”), BPC Lending II LLC, a Delaware limited liability company (“BP”), and Lockheed Martin Corporation, a Maryland corporation (“LM”). Each of FPCP 1, FPCP 2, BP and LM is referred to herein individually as a “Purchaser”, and all of them are referred to herein collectively as “Purchasers.”

WHEREAS, the Company, Titan Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Terran Orbital Corporation (expected to be renamed Terran Orbital Operating Corporation, the “Target”) are party to that certain Agreement and Plan of Merger, dated as of October 28, 2021 (as amended by Amendment No. 1 dated as of February 8, 2022, as further amended by Amendment No. 2 dated as of March 9, 2022, as further amended by the Acknowledgment and Waiver dated as of March 25, 2022 and as may be further amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Target (the “Merger”), with the Target being the surviving corporation in the Merger;

WHEREAS, on or prior to the date hereof, as contemplated by the Business Combination Agreement, the Company has transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with applicable Laws;

WHEREAS, the Target, as issuer, the guarantors party thereto, certain affiliates of FP Credit Partners, L.P. (“FPCP”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (the “FP Agent”), have entered into a Note Purchase Agreement, dated as of November 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the date hereof, the “FP Note Purchase Agreement”), which provides for the issuance and sale by the Target to such affiliates of FPCP, on the terms and subject to the conditions set forth therein, of (A) on the Closing Date (as defined in the FP Note Purchase Agreement), certain Initial Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $30,000,000, (B) on the Amendment No. 1 Closing Date (as defined in the FP Note Purchase Agreement), certain Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $24,000,000, (C) on the Combination Closing Date (as defined in the FP Note Purchase Agreement), certain Additional Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $65,000,000, and certain related transactions contemplated thereby (the foregoing, collectively, the “FP Note Transactions”);

WHEREAS, (i) the Target as issuer, (ii) the guarantors party thereto, (iii) LM, as a purchaser, (iv) BPC Lending II LLC, as a purchaser (together with LM, collectively, the “Existing LMT/BP Noteholders”), (v) Lockheed Martin, as authorized representative, and (vi) the other parties thereto entered into that certain Note Purchase Agreement, dated as of March 8, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time to the date hereof including by the Fifth NPA Amendment, the Sixth NPA Amendment and the Seventh NPA Amendment (each as defined below), the “Existing Note Purchase Agreement”), pursuant to which the Target issued and sold to the purchasers party thereunder certain senior secured notes due 2026 (the “Existing Notes”) in an aggregate original principal amount of $86,859,108;

WHEREAS, in furtherance of the Business Combination Agreement, the Existing LMT/BP Noteholders, the Target and the Company have entered into those certain Transaction Support Agreements, each dated as of October 28, 2021 and as amended by those certain Amendments to the Transaction Support Agreements, each dated as of March 25, 2022 (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which each of the Existing LMT/BP Noteholders has committed to, among other things, consummate the Debt Rollover (as defined in the Support Agreements) on the Combination Closing Date and subject to the terms and conditions set forth in the Support Agreements;

Whereas, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the other parties thereto, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Fifth Amendment to Note Purchase Agreement, dated as of November 24, 2021 (the “Fifth NPA Amendment”), to the Existing Note Purchase Agreement, pursuant to which, among other things, the requisite purchasers under the Existing Note Purchase Agreement consented to the incurrence of the Initial Senior Secured Notes (as defined in the FP Note Purchase Agreement) and made certain other amendments to the Existing Note Purchase Agreement;

WHEREAS, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the other parties thereto, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Sixth Amendment to Note Purchase Agreement, dated as of March 9, 2022 (the “Sixth NPA Amendment”), to the Existing Note Purchase Agreement, pursuant to which, among other things, the requisite purchasers thereunder consented to the early draw of the Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) in the principal amount of $24 million and made certain other amendments to the Existing Note Purchase Agreement;

Whereas, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Seventh Amendment (the “Seventh NPA Amendment”) to the Existing Note Purchase Agreement, dated as of the date hereof, to, among other things, effect the Debt Rollover;

Whereas, in furtherance of the Support Agreement by BP, BP, the FP Agent and the other parties thereto entered into a Subordination Agreement, dated as of March 25, 2022, whereby BP shall subordinate its debt remaining as a result of the Debt Rollover to the debt under the FP Note Purchase Agreement (the “BP Subordination” and together with the transactions contemplated in the Support Agreements with respect to the Existing Notes, the transactions contemplated in the Fifth NPA Amendment, the Sixth NPA Amendment and the Seventh NPA Amendment, the “Existing Note Support Transactions” and, together with the FP Note Transactions, the “Financing Transactions”);

WHEREAS, as an inducement for FPCP, which is an affiliate of each of the FPCP Purchasers, to enter into the FP Note Transactions and as an inducement for the Existing LMT/BP Noteholders, which are one or more Purchasers or affiliates of one or more Purchasers hereunder (Purchasers that are the Existing LMT/BP Noteholders or affiliates of the Existing LMT/BP Noteholders, the “LMT/BP Purchasers”), to enter into the Existing Note Support Transactions, the Company is entering into this Agreement to issue the Subscribed Shares (as defined below) and the Warrants (as defined below) to the Purchasers as set forth on Schedule 1 on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company shall issue a portion of the Subscribed Shares and a Warrant to each Purchaser as provided in this Agreement, which issuances, for the avoidance of doubt, shall be made by the Company immediately following, and conditioned upon, the consummation of the Merger as contemplated by the Business Combination Agreement, including Section 3.09 thereof.

Now, Therefore, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the undersigned parties agree as follows:

1.
PURCHASE AND SALE OF THE SUBSCRIBED SHARES AND THE WARRANTS.
1.1
Sale and Issuance of the Subscribed Shares and the Warrants
1.1
.
1.1.1
In consideration of, and in express reliance upon, (a) in the case of the FPCP Purchasers, the consummation of the FP Note Transactions and, in the case of the LMT/BP Purchasers, the Existing Note Support Transactions, and (b) the representations, warranties and covenants set forth herein, at the Closing, subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser shall acquire and receive from the Company, (A) that number of shares of the Company’s Common Stock (the “Shares”) specified on Schedule 1 (such Shares, the “Subscribed Shares”) and (B) a warrant to purchase, at each Purchaser’s election, that number of Shares (as may be adjusted from time to time) specified on Schedule 1 substantially in the form attached hereto as Exhibit A (each, a “Warrant” and collectively, the “Warrants”). Schedule 1 sets forth (1) the number of Subscribed Shares to be issued to each Purchaser, (2) the number of Shares purchasable pursuant to such Warrant, in each case, if the applicable Purchaser exercised such Warrant in full on the date hereof, (3) the exercise price payable by the holder of the Warrant upon exercise of the Warrant, in each case, if the applicable Purchaser exercised such Warrant in full on the date hereof immediately following the Effective Time (as defined in the Business Combination Agreement), and (4) solely with respect to any Purchaser that is an FPCP Purchaser, the cash price payable by the Company in the event that the holder of such unexercised Warrant elects to return such unexercised Warrant to the Company in accordance with the terms of such Warrant. For the avoidance of doubt, the parties agree that the number of Subscribed Shares and Warrants to be issued to each Purchaser shall be determined in accordance with Section 3.09 of the Business Combination Agreement; provided, further, that in the event that any additional Acquiror Shares (as defined in the Business Combination Agreement), or Equity Securities (as defined in the Business Combination Agreement) convertible into or exchangeable for Acquiror Shares, are issued to the public shareholders of the Company in connection with the consummation of the transactions contemplated by the Business Combination Agreement or any of the Company Public Warrants (as hereinafter defined) or the Warrant Agreement (as hereinafter defined), in each case, as in effect on the date of the Business Combination Agreement, is exchanged, amended, restated, supplemented or otherwise modified, as applicable, to entitle the holder of any Company Public Warrant to purchase a greater number of Acquiror Shares (whether initially or upon adjustment in accordance with the terms thereof) than they would otherwise have been entitled to but for such exchange, amendment or modification to the Warrant Agreement (“Warrant Modification”), the references to “fully diluted Acquiror Shares” in Section 3.09 of the Business Combination Agreement shall be interpreted for purposes of determining the number of Subscribed Shares and Warrants to be issued hereunder to the Purchasers to mean the fully diluted Acquiror Shares after giving effect to any such issuances of additional Acquiror Shares or Equity Securities and any Warrant Modification, notwithstanding clause (C) of any parenthetical contained in Section 3.09 of the Business Combination Agreement. For the avoidance of doubt, the following shall not implicate the foregoing provision of this Section 1.1 or otherwise affect the number of Subscribed Shares and Warrants to be issued thereunder: (i) any anti-dilution provision or adjustment feature of the Company Public Warrants in existence on the date of the Business Combination Agreement (i.e., that is not the result of a Warrant Modification) and (ii) any transactions involving Equity Securities of the Company or Equity Securities of the Target, which would not, after giving effect to such transactions, have a net effect on the aggregate number of Acquiror Shares that otherwise would be outstanding and issuable upon the conversion or exchange of Equity Securities of the Company after the consummation of the transactions contemplated by the Business Combination Agreement (as such agreement was in effect on October 28, 2021).
1.1.2
In consideration of, and in express reliance upon, the consummation of the Existing Note Support Transactions by BP and the BP Subordination, the Company shall issue and sell to BP, and BP shall acquire and receive from the Company for no additional consideration, 2,400,000 Shares. Any such Shares issued to BP under this Section 1.1.2 shall be treated as “Subscribed Shares” for all purposes under this Agreement.
1.1.3
In consideration of, and in express reliance upon, the consummation of the FP Note Transactions, the Company shall issue and sell to the FPCP Purchasers, and FPCP Purchasers shall acquire and receive from the Company for no additional consideration, 1,925,000 Shares. Any such Shares issued to FPCP Purchasers under this Section 1.1.3 shall be treated as “Subscribed Shares” for all purposes under this Agreement.
1.1.4
For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, the references to “fully diluted Acquiror Shares” in Section 3.09 of the Business Combination Agreement shall be interpreted for purposes of determining the number of Subscribed Shares and Warrants to be issued hereunder to the Purchasers to mean the fully diluted Acquiror Shares after giving effect to the issuance of 2,400,000 Shares to BP pursuant to Section 1.1.2 and the issuance of 1,925,000 Shares to FPCP Purchasers pursuant to Section 1.1.3.

1.2
Closing; Delivery

.

1.2.1
The purchase and sale of the Subscribed Shares and the Warrants shall take place remotely via the exchange of documents and signatures on the Combination Closing Date simultaneously with the consummation of certain of the Financing Transactions, including the sale and delivery of the Additional Delayed Draw Senior Notes pursuant to the Note Purchase Agreement and the consummation of the Existing Note Support Transactions (the “Closing”). The sale and purchase of the Subscribed Shares and the Warrants at the Closing shall be made in reliance upon the terms and conditions set forth in this Agreement. The Company and each Purchaser shall take such additional actions and execute and deliver such additional agreements and other instruments and documents as are necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms.
1.2.2
At or prior to the Closing, the Company shall deliver the following to the Purchasers:
(a)
Subscribed Shares. Evidence reasonably satisfactory to such Purchaser of the issuance of each Purchaser’s portion (as set forth on Schedule 1 hereto) of the Subscribed Shares in book-entry form, free and clear of all Liens, restrictions, claims, taxes and preemptive rights, in the name of such Purchaser (or its nominee or custodian designated in writing by such Purchaser in its delivery instructions), except for any Liens or other transfer restrictions under applicable federal and state securities Laws and the Transaction Agreements.
(b)
Warrants. Each Warrant, duly executed and delivered by the Company.

1.2.3
At or prior to the Closing, each Purchaser shall deliver the following to the Company:
(a)
Delivery Instructions. Such information as is reasonably requested by the Company at least five Business Days prior to the date on which the Closing is anticipated to occur in order for the Company to issue the Subscribed Shares to such Purchaser.
(b)
Warrants. Each Warrant, duly executed and delivered by each Purchaser.
1.3
Defined Terms Used in This Agreement

. In addition to the terms defined above or otherwise herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) other than with respect to any Purchaser, any officer or director of such Person. For the avoidance of doubt and notwithstanding the foregoing, (i) each of the BP Funds and each of their respective successors and assigns shall be deemed an Affiliate of BP for purposes of this Agreement and (ii) each of the FP Funds and each of their respective successors and assigns shall be deemed an Affiliate of the FPCP Purchasers for purposes of this Agreement.

“BP Funds” means any Affiliate of BP and any Person, fund or account managed by Beach Point Capital Management LP, a Delaware limited partnership.

“Business Combination Transaction Agreements” has the meaning set forth in the Business Combination Agreement with respect to the term “Transaction Agreements”.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Exchange” means NYSE (as defined in the Business Combination Agreement) or, if applicable in accordance with Section 7.07(b) of the Business Combination Agreement, Nasdaq (as defined in the Business Combination Agreement).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“FP Funds” means any Affiliate of, or any Person, fund or account managed by, Francisco Partners Management, L.P., a Cayman Islands limited partnership, or FPCP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Investor Rights Agreement” means the Investor Rights Agreement of the Company, dated October 28, 2021, as amended from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any “Material Adverse Effect” as such term is defined in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable, except that, for purposes of this definition, each of this Agreement and the Warrants shall be deemed to be a “Note Document” as such term is used in the definition of “Material Adverse Effect” set forth in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, and each Purchaser shall be deemed to be a “Note Party” as such term is used in the definition of “Material Adverse Effect” set forth in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Stock Plan” means the Terran Orbital Corporation 2021 Omnibus Incentive Plan, as amended from time to time.

“Transaction Agreements” means the FP Note Purchase Agreement, the other Note Documents (as defined in the FP Note Purchase Agreement), the Fifth NPA Amendment, the Sixth NPA Amendment, the Seventh NPA Amendment, and the Investor Rights Agreement.

2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Combination Closing Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections.

2.1
Organization, Good Standing, Corporate Power and Qualification

. Each of the Company and each of its subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations, with respect to the Company, under this Agreement and the Warrants and, with respect to the Company and each of its subsidiaries, under the Transaction Agreements to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

2.2
Capitalization

. The authorized equity capital of the Company consists of the following.

2.2.1
as of the date of this agreement, 300,000,000 shares of Common Stock, of which (a) as of immediately prior to the Closing, (i) 11,559,323 shares are issued and outstanding, (ii) no shares are issuable upon conversion of shares of Preferred Stock and (iii) a maximum of 19,300,000 shares are issuable on exercise of the Company Public Warrants (as hereinafter defined) and Company Private Placement Warrants (as hereinafter defined), and (b) as of immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement on the date of this Agreement), (i) 137,295,455 shares will be issued and outstanding, (ii) no shares will be issuable on conversion of shares of Preferred Stock, (iii) a maximum of 19,300,000 shares will be issuable on exercise of the Company Public Warrants and Company Private Placement Warrants and (iv) a maximum of 30,355,605 shares will be issuable on exercise of the Warrants, the Company Public Warrants and the Company Private Placement Warrants. All of the outstanding shares of Common Stock are, or when issued will be, duly authorized, validly issued, fully paid and nonassessable and were, or when issued will be, issued in material compliance with all applicable federal and state securities Laws.
2.2.2
50,000,000 shares of Preferred Stock, none of which are issued and outstanding immediately prior to the Closing and none of which will be issued and outstanding immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement). None of the rights, preferences and powers of, or the restrictions on, the Preferred Stock set forth in the Certificate of Incorporation of the Company (the “Certificate”) are prohibited by the General Corporation Law of the State of Delaware. Each outstanding share of Preferred Stock, if any, is convertible into one share of Common Stock.
2.2.3
immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement), subject to adjustment as provided in the Stock Plan, an initial share reserve equal to 13,729,546 shares of Common Stock (the “Share Reserve”), in addition the share reserve with respect to the “Employee Retention Share Pool” (as defined in the Stock Plan), will be available for issuance to officers, directors, advisors, employees, consultants and other service providers of the Company pursuant to the Stock Plan, which was duly adopted by the Board and approved by the Company’s stockholders. Of such shares of Common Stock reserved under the Stock Plan, no options to purchase shares of Common Stock, restricted stock units with respect to shares of Common Stock, restricted shares of Common Stock and/or other equity-based awards with respect to Common Stock have been granted under the Stock Plan and are currently outstanding, and 13,729,546 shares of Common Stock of the Share Reserve remain available for issuance to officers, directors, advisors, employees, consultants and other service providers pursuant to the Stock Plan, in each case, immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement). The Company has furnished to Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.
2.2.4
immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement), there will be no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except (a) as contemplated by the Business Combination Agreement and the Business Combination Transaction Agreements, (b) for the securities and rights described in Section 2.2.3 of this Agreement, (c) for the issuance of Subscribed Shares and Warrants as contemplated by this Agreement and (d) for the Company Public Warrants and Company Private Placement Warrants. Certain outstanding shares of Common Stock (not including the Subscribed Shares issued to the FPCP Purchasers) are subject to a lock-up agreement as provided in the Investor Rights Agreement. Immediately following the Closing, except as contemplated by the Business Combination Agreement, the Investor Rights Agreement, the Warrant Agreement, dated March 9, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the public warrants issued pursuant thereto, the “Company Public Warrants”), the Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and between the Company and the Sponsor (as defined in the Business Combination Agreement) (the private placement warrants issued pursuant thereto, the “Company Private Placement Warrants”), the Transaction Agreements, this Agreement, the Warrants and the recipients of equity incentive awards to purchase shares of Common Stock under the Stock Plan, no Person shall have (A) full ratchet, formula adjustment, or any other type of protection against dilution of their ownership interest in the Company, (B) rights to require the Company to repurchase any of the Company’s securities, (C) rights to receive the same or better rights in connection with any ownership interest in the Company as any other Person may receive either pursuant to this Agreement or at any time hereafter or (D) rights of redemption by the Company. The Company has obtained, or, prior to the Closing shall obtain, valid waivers of any rights of other Persons to purchase any of the Shares covered by the Warrants.
2.2.5
The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Exchange under the symbol “TWNT.” There is no suit, action,

proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company seeking to deregister the Common Stock. The Company has not taken any action designed to terminate the registration of the Common Stock under the Exchange Act.
2.3
Authorization; No Contravention

. The execution, delivery and performance by (x) the Company of this Agreement and the Warrants and (y) the Company and each of its subsidiaries of each Transaction Agreement to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and, upon receipt of the Required Acquiror Shareholder Approval (as defined in the Business Combination Agreement), will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the Board of Governors of the Federal Reserve System of the United States), in the case of clauses (b) and (c) to the extent such contravention, conflict, breach or violation could reasonably be expected to have a Material Adverse Effect.

2.4
Valid Issuance of Shares and Warrants

. Assuming receipt of the Required Acquiror Shareholder Approval and the consummation of the transactions contemplated by this Agreement in accordance with its terms, each of the Subscribed Shares and each Warrant (including any warrant issued in replacement or substitution for such Warrant pursuant to the terms of such Warrant), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the Shares to be issued upon valid exercise of each Warrant, when issued, sold and delivered in accordance with the terms and for the consideration set forth in each Warrant, in each case, will be duly authorized, validly issued, (and in the case of any Shares) fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Warrants and the Transaction Agreements, applicable state and federal securities Laws and Liens or encumbrances created by or imposed by any Purchaser. Assuming the accuracy of the representations of each Purchaser in Section 3 of this Agreement and subject to the Required Acquiror Shareholder Approval, the filings described in clause (a), (c) or (e) of Section 2.5 below, the offer, sale and issuance of each of the Subscribed Shares and each Warrant is, and the Shares to be issued pursuant to and in conformity with each Warrant will be, in compliance with all applicable federal and state securities Laws.

2.5
Governmental Consents and Filings

. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and the Warrants or the Company or any of its subsidiaries of any Transaction Agreement to which such Person is a party other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents (as defined in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable), (c) the filing of any applicable reports or other filings under securities Laws (d) applicable requirements of the HSR Act (e) the filing of any applicable reports with, or approvals of, the Exchange and (f) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect. As of their respective dates (or if amended or superseded by a filing, then on the date of such subsequent filing), all reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC

Reports”) complied in all material respects with the requirements of the Securities Act and the Exchange Act as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results and operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Each Purchaser acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff of the SEC regarding the accounting policies of the Company shall be deemed not material for purposes of this Agreement.

3.
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

. Each Purchaser, solely with respect to itself and not with respect to the other Purchasers, hereby represents and warrants to the Company as follows.

3.1
Authorization

. Purchaser has full power and authority to enter into this Agreement, the applicable Warrant and the Transaction Agreements to which it is a party. This Agreement, the applicable Warrant and the Transaction Agreements to which it is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2
Purchase Entirely for Own Account

. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that its Subscribed Shares and its Warrant and the Shares to be acquired by Purchaser pursuant to such Warrant will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than an Affiliate of Purchaser) to sell, transfer or grant participations to such Person or to any third Person, with respect to its Subscribed Shares or its Warrant or the Shares subject to such Warrant. Purchaser has not been formed for the specific purpose of acquiring its Subscribed Shares or its Warrant or the Shares subject to such Warrant.

3.3
Disclosure of Information

. Purchaser has had adequate opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Subscribed Shares and the Warrants with the Company’s management. Purchaser acknowledges that the securities offered hereby (i) were not offered by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made by any person, firm or corporation, other than the representations and warranties of the Company contained in Section 2 of this Agreement, in making its investment or decision to invest in the Subscribed Shares and the Warrants. Purchaser acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares, Warrants or Shares issuable upon exercise of the Warrants or made any findings or determination as to the fairness of this investment.

3.4
Restricted Securities

. Purchaser understands that none of the issuances of its Subscribed Shares or its Warrant or the Shares issuable upon exercise of such Warrant have been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that its Subscribed Shares and its Warrant and the Shares subject to such Warrant are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the Shares indefinitely unless their resale is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges and agrees that the Subscribed Shares, the Warrants and the Shares to be issued upon exercise of the Warrants will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date and that the provisions of Rule 144(i) will apply to such securities. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the securities offered hereby.

3.5
No Public Market

. Purchaser understands that no public market now exists for its Warrant and that the Company has made no assurances that a public market will ever exist for its Warrant.

3.6
Legends

. Purchaser understands that its Subscribed Shares and its Warrant and the Shares issuable upon exercise of such Warrant and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend or required by the Warrant or any other Transaction Agreements; (b) any legend required by the securities Laws of any state to the extent such Laws are applicable thereto; and (c) unless the issuance of the applicable Shares has been registered under the Securities Act, the following legend on any Shares represented by a certificate or book-entry position:

“THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED

THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

The Company shall cause such legend or legends to be removed promptly upon such legend or legends ceasing to be required by, or applicable to such Warrant or such Shares under, applicable Law, and delivery of an opinion of counsel in a form reasonably satisfactory to the Company that such registration is not required under the Securities Act.

3.7
Accredited Investor

. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8
Non-Foreign Person

. Purchaser is not a “foreign person,” as defined at 31 C.F.R. § 800.224, and is not otherwise controlled by a “foreign person,” as defined at 31 C.F.R. § 800.224.

3.9
Principal Place of Business

. The office of Purchaser in which its principal place of business is identified in the address or addresses of Purchaser on the signature page for Purchaser.

4.
GENERAL PROVISIONS.
4.1
Survival of Warranties

. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until each Warrant has expired or been terminated in accordance with its terms and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Purchaser or the Company.

4.2
Successors and Assigns

. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3
Governing Law

. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, THE law OF THE STATE OF DELAWARE.

4.4
Venue; Waiver of Jury Trial

.

(i)
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS RELATING HERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(ii)
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE WARRANTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
4.5
Counterparts; Facsimile

. This Agreement may be executed and delivered by facsimile, electronic mail or other transmission method and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6
Titles and Subtitles; Interpretation

. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, schedules and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and schedules and exhibits attached hereto. Unless otherwise specified or the context requires otherwise, (i) references herein to the “parties” or any “party” are to the parties to this Agreement, (ii) references herein to any agreement, instrument or other document (including this Agreement) are references to such agreement, instrument or other document, as applicable, as amended, restated, supplemented or otherwise modified from time to time and (iii) references herein to any statute, rule or regulation are references to such statute, rule or regulation, as applicable, as amended, restated, supplemented or otherwise modified from time to time, including through the promulgation of rules or regulations thereunder, and to any consolidation thereof or successor statute, rule or regulation, as applicable, thereto. As used herein, (A) the words “this Agreement,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision or part of this Agreement, (B) the words “any” and “or” express alternatives that are not mutually exclusive, (C) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation,” (D) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if” and (E) words importing the singular also import the plural, and vice versa.

4.7
Notices

. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the applicable party at its address or email address as set forth on the signature page, or to such address or email address as subsequently modified by written notice given in accordance with this Section 4.7. If notice is given to the Company, it shall be sent to: (i) Tailwind Two Acquisition Corp., 150 Greenwich Street, 29th Floor, New York, NY 10006, matthewdeby@gmail.com, marked “Attention: Matthew Eby”; and a copy (which shall not constitute notice) shall also be sent to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com, marked “Attention: Jonathan Davis, Chelsea Darnell and Patrick Salvo” and (ii) Terran Orbital Corporation, 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33847, marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com, marked “Attention: Marc Bell, Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York NY 10036, jpavlich@akingump.com, marked “Attention: Jonathan Pavlich.”

4.8
No Finder’s Fees

. Except for a fee which may be payable by the Target to Houlihan Lokey Capital, Inc., Goldman Sachs & Co., and Jefferies LLC in connection with the transactions contemplated by the Business Combination Agreement on the Combination Closing Date, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other parties from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, employees, or representatives is responsible.

4.9
Attorneys’ Fees

. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the Warrants or the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.10
Amendments and Waivers

. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and each Purchaser.

4.11
Severability

. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.12
Delays or Omissions

. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.13
Entire Agreement

. This Agreement (including the Exhibits hereto), the Warrants, the Support Agreements and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.14
Dispute Resolution

. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Southern District of New York is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Southern District of New York, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other parties for all legal costs and expenses incurred in enforcing this provision.

4.15
Right to Conduct Business

. The Company hereby acknowledges that each Purchaser may invest in numerous companies, some of which may be competitive with the Company’s business. No Purchaser shall be liable for any claim arising out of or based upon (a) the investment by any Purchaser in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of any Purchaser to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided that each Purchaser shall remain subject to its obligations under this Agreement, the Warrants and the Transaction Agreements to which it is a party in the course of such investments or taking such actions.

4.16
Public Disclosure; Confidentiality

. Except as may be required by applicable Law or for the purpose of any required SEC disclosure or related public announcement or investment presentation made by the Company or the Target (provided that the Company shall, to the extent permitted by applicable Law, provide each of the Purchasers and its legal counsel a reasonable opportunity to review any information so disclosed to the extent relating to this Agreement, the Warrants, the Transaction Agreements or such Purchaser and shall consider in good faith any comments of such Purchaser or its legal counsel with respect thereto prior to making such disclosure), neither the Company nor any Purchaser, nor their respective Affiliates, shall issue any press release or public announcement concerning this Agreement, the Warrants or the Transaction Agreements, or make any other public disclosure containing the terms of this Agreement, including the name of any Purchaser, without obtaining the prior written approval of the other parties, which may be withheld in each other party’s sole discretion, unless required by applicable Law, subpoena or judicial or similar order, in which case, the disclosing party shall endeavor to give the non-disclosing party or parties prior written notice of such publication or other disclosure if permitted by such applicable Law, subpoena or judicial or similar order. In addition, each party agrees to comply with the confidentiality obligations set forth in Section 12.07 of the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable (and in the event of any conflict with this Section 4.16, Section 12.07 of the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable, shall control).

4.17
Specific Performance

. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement and the Warrants to consummate the transactions contemplated hereby and thereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

TAILWIND TWO ACQUISITION CORP.

By: /s/ Chris Hollod

Name: Chris Hollod

Title: Co-Chief Executive Officer

PURCHASERS:

Signature Page to Stock and Warrant Purchase Agreement

FP CREDIT PARTNERS II, L.P. By: FP Credit Partners GP II, L.P. Its: General Partner By: FP Credit Partners GP II Management, LLC Its: General Partner
By: /s/ Scott Eisenberg Name: Scott Eisenberg Title: Managing Director
FP CREDIT PARTNERS PHOENIX II, L.P. By: FP Credit Partners GP II, L.P. Its: General Partner By: FP Credit Partners GP II Management, LLC Its: General Partner
By: /s/ Scott Eisenberg Name: Scott Eisenberg Title: Managing Director

Address notices to:
c/o Francisco Partners
1114 Avenue of the Americas, 15th Floor
New York, NY 10036
Attention: Lee Rubenstein, Jordan Smith
Email: lee.rubenstein@franciscopartners.com, jordan.smith@franciscopartners.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Email: haim.zaltzman@lw.com

BPC LENDING II LLC

Signature Page to Stock and Warrant Purchase Agreement

By: /s/ Allan Schweitzer

Name: Allan Schweitzer

Title: Executive Managing Officer

Address: c/o Beach Point Capital Management

Suite 6000N

1620 26th Street

Santa Monica, CA 90404

Attention: Lawrence Goldman

Email: lgoldman@beachpointcapital.com

Signature Page to Stock and Warrant Purchase Agreement

LOCKHEED MARTIN CORPORATION

By: /s/ John Enright

Name: John Enright

Title: Director, Corporate Development

Address: 6801 Rockledge Drive, MP 205

Bethesda, MD 20817

Attention: Michael Elliott, Associate General Counsel

Email: Michael.a.elliott@lmco.com

Signature Page to Stock and Warrant Purchase Agreement

SCHEDULE 1

Description of Subscribed Shares and Warrants

Purchaser	Number of Subscribed Shares Issued	Number of Shares for Which Warrant Is Exercisable*	Exercise Price of Warrant*	Cash Price Payable if the Warrant is Returned to the Company
FP CREDIT PARTNERS II, L.P.	5,003,798	7,907,863	$10.00	$23,842,696.63**
FP CREDIT PARTNERS PHOENIX II, L.P.	242,879	383,841	$10.00	$1,157,303.37**
BPC LENDING II LLC	2,786,946	1,381,951	$10.00	N/A
LOCKHEED MARTIN CORPORATION	386,946	1,381,951	$10.00	N/A
Total	8,420,569	11,055,605	N/A	$25,000,000**

*Assuming Warrant were exercised in full on the date hereof immediately following the closing of the transactions contemplated by the Business Combination Agreement.

**Both Warrants must be returned to the Company together pursuant to the terms of the Warrants.

EXHIBIT A

Form of Warrant

THE ISSUANCE OF THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY (IF THE COMPANY SO REQUESTS) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

[TERRAN ORBITAL CORPORATION]

No. [●]

Number of Warrant Shares: [●]

Original Issue Date: [●]

Void After: [●]

FOR VALUE RECEIVED, [TERRAN ORBITAL CORPORATION], a Delaware corporation (the “Company”), hereby certifies that [●], a [●] (together with its successors, transferees and assignees, the “Holder”), is entitled to purchase from the Company, at the election of the Holder, up to [●] duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (as hereinafter defined), subject to adjustment as set forth herein, at a purchase price per share of $10.00, subject to adjustment as set forth herein (the “Exercise Price”), on the terms and subject to the conditions set forth herein. Certain capitalized terms used herein are defined in Section1 hereof.

This Warrant has been issued pursuant to that certain Stock and Warrant Purchase Agreement (the “Purchase Agreement”) entered into on the date hereof by the Company and the purchasers identified therein and as an inducement to the Holder or one or more of its affiliates to enter into the applicable Financing Transactions (as defined in the Purchase Agreement).

1.
Definitions. As used in this Warrant, the following terms have the following respective meanings:

“Aggregate Exercise Price” means, with respect to any given exercise of this Warrant, an amount equal to the product of (a) the total number of Warrant Shares in respect of which this Warrant is being so exercised multiplied by (b) the Exercise Price then in effect as of the Exercise Date in accordance with the terms of this Warrant (including any amendments thereto).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close or are in fact closed.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company or any other class or series of capital stock of the Company into or for which such shares of common stock have been converted, exchanged, reclassified or otherwise changed.

“Exercise Date” means, with respect to any given exercise of this Warrant, the first Business Day occurring during the Exercise Period on which all of the conditions to such exercise set forth in Section 3 have been satisfied no later than 5:00 p.m., New York, New York local time.

“Fair Market Value” means, as of any given date, (a) if the Common Stock is traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service during the Reference Period (as hereinafter defined) (or such shorter period of consecutive Trading Days within the Reference Period on which the Common Stock was so traded as may be mutually agreed between the Company and the Holder), the volume-weighted average of the closing prices per share of Common Stock, as reported by Bloomberg, or if not reported by Bloomberg, as reported by Morningstar, during the period of thirty (30) Trading Days ending on the Trading Day immediately prior to such date (the “Reference Period”), (b) if this Warrant is being exercised in connection with a reorganization, reclassification, consolidation, merger, sale, or similar transaction contemplated by Section 4(e), the per-share value of the consideration received by the holders of the outstanding shares of Common Stock (or other securities of the Company then constituting Warrant Shares) in connection therewith and (c) in any other case, the fair market value per share of Common Stock as jointly determined by the board of directors of the Company (the “Board”) in consultation with the Holder, each acting in good faith; provided that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within ten (10) Business Days after the Company’s receipt of the Exercise Notice, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by the Board with the consent of the Holder (not to be unreasonably withheld, conditioned or delayed) and engaged by the Company, which firm’s determination shall be final and conclusive, and the fees and expenses of which firm shall be borne equally by the Company and the Holder.

“Original Issue Date” means [●].

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Principal Exchange” means, as of any given time, the principal securities exchange or securities market on which the Common Stock is then listed or quoted.

“Repurchase Date” means the date that is three (3) years after the Original Issue Date.

“Trading Day” means any day on which the Common Stock is traded on the Principal Exchange.

“Warrant” means this Warrant and any warrant issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other securities of the Company purchasable from time to time upon exercise of this Warrant in accordance with the terms hereof.

2.
Term of Warrant; Redemption of Warrant.
2.1.
This Warrant shall be exercisable at any time and from time to time during the period commencing on the Original Issue Date and ending upon the earlier to occur of (i) 11:59 p.m. (New York, New York local time) on the date that is five (5) years after the Original Issue Date or, if such date is not a Business Day, on the first Business Day thereafter (such date, the “Expiration Date”) or (ii) the time at which this Warrant has been exercised in respect of all of the Warrant

Shares subject hereto or redeemed pursuant to Section Error! Reference source not found. (such period, the “Exercise Period”).
2.2.
[Intentionally Omitted].
2.3.
[At the election of the Holder, provided the Holder has not exercised this Warrant for any Warrant Shares for which this Warrant is exercisable and no other holder that is an FPCP Purchaser (as defined in the Purchase Agreement) of any other warrant issued pursuant to the Purchase Agreement has exercised in whole or in part such warrant, the Holder may, in its sole discretion (but subject to the foregoing proviso), elect by written notice (a “Repurchase Notice”) delivered to the Company no later than five (5) Business Days prior to the Repurchase Date, to return all of this Warrant on the Repurchase Date to the Company in exchange for a payment on the Repurchase Date by the Company to the Holder of $[25,000,000] (the “Repurchase Price”). If the Holder delivers a Repurchase Notice, then, on the Repurchase Date, the Holder shall return this Warrant to the Company and the Company shall pay the Repurchase Price to the Holder by delivery of a certified or bank cashier’s check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder.]
3.
Exercise of Warrant.
3.1.
Exercise Procedures. The Holder may exercise this Warrant from time to time during the Exercise Period, for all or any portion of the Warrant Shares in respect of which it has not previously been exercised, by:
3.1.1.
surrendering this Warrant (or, in the case of the loss, theft or destruction of this Warrant, delivering an indemnity in accordance with Section 8(a)) to the Company, together with a duly completed and executed written notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”); and
3.1.2.
paying the Aggregate Exercise Price to the Company in accordance with Section 3(b).
3.2.
Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as indicated in the applicable Exercise Notice:
3.2.1.
by delivering to the Company a certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company;
3.2.2.
without payment of any cash consideration or other immediately available funds, by instructing the Company to issue the Warrant Shares for which the Holder has elected to exercise this Warrant on a net basis such that the total number of Warrant Shares to be issued to the Holder pursuant to such exercise is calculated using the following formula:

X = Y(A – B)

A

where:

X = the number of Warrant Shares to be issued to the Holder;

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a) (inclusive of the number of Warrant Shares to be withheld by the Company in payment of the Aggregate Exercise Price (or portion thereof to be paid in the manner provided in this clause (ii)));

A = the Fair Market Value of one Warrant Share as of the Exercise Date; and

B = the Exercise Price in effect as of the Exercise Date;

3.2.3.
by surrendering to the Company securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (or portion thereof to be paid in the manner provided in this clause (iii)), which value shall be (x) in the case of debt securities, the principal amount thereof plus accrued and unpaid interest, (y) in the case of preferred stock, the liquidation value thereof plus declared and accumulated but unpaid dividends and (z) in the case of shares of Common Stock, the Fair Market Value thereof; or
3.2.4.
any combination of the foregoing.

In the event that all or any part of the Aggregate Exercise Price is paid pursuant to any of the preceding clauses (ii), (iii) or (iv) and the number of shares or other securities to be withheld by or surrendered to the Company in accordance therewith would result in the withholding or surrender of a fraction of a share or other security, the number of shares or other securities withheld by or surrendered to the Company shall be rounded up to the nearest whole number and the Company shall make a cash payment to the Holder (by delivery of a certified or bank cashier’s check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder) in an amount equal to the product of (A) the fraction of a share or other security that otherwise would have been withheld or surrendered in the absence of the foregoing provisions of this sentence multiplied by (B) the value of such share or other security as of the Exercise Date, determined in accordance with the preceding clause (iii).

3.3.
Delivery of Stock Certificates. Upon receipt by the Company of an Exercise Notice, surrender of this Warrant and, if applicable, payment of the Aggregate Exercise Price (in accordance with Section 3(b) hereof), the Company shall, as promptly as practicable, and in any event no later than four (4) Trading Days thereafter, at the election of the Company as set forth in the Exercise Notice, either (i) cause the Company’s transfer agent to credit the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to a balance account with The Depository Trust Company, if such Warrant Shares are not subject to any securities legends and restrictions at such time, and otherwise to a balance account with the Company’s transfer agent, subject to any securities legends and restrictions then applicable, in the name of the Holder or, at the Holder’s instruction set forth in the Exercise Notice, the Holder’s agent or designee (subject to compliance with Section 6 below) or (ii) issue and deliver to the Holder or, at the Holder’s instruction set forth in the Exercise Notice, the Holder’s agent or designee (subject to compliance with Section 6 below) a certificate or certificates (at the Holder’s instruction set forth in the Exercise Notice), sent by reputable overnight courier to the address as specified in the Exercise Notice and registered in the Company’s share register in the name of the Holder or its agent or designee (as indicated in the Exercise Notice), representing the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Subject to Section 3(g), this Warrant shall be deemed to have been exercised and the applicable Warrant Shares shall be deemed to have been issued, and the Holder (or its agent or designee as indicated in the Exercise Notice) shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the Exercise Date, regardless of the date on which such Warrant Shares are actually credited to the Holder’s (or its agent’s or designee’s) balance account or the date on which the certificate or certificates evidencing the Warrant Shares are actually delivered. The Company’s obligations to issue and deliver the Warrant Shares on the terms and subject to the conditions set forth in this Warrant are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same or any setoff, counterclaim, recoupment, limitation or termination. In addition to any other rights available to the Holder, if the Company fails to credit (or cause to be credited) the Holder’s (or its agent’s or designee’s) balance account for the Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant within three (3) Trading Days following the Exercise Date or to issue to the Holder (or its agent or designee) a certificate or certificates representing the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant and to register such Warrant Shares on the Company’s share register within three (3) Trading Days following the Exercise Date, as applicable, and if on or after such Trading Day the Holder or its broker purchases (in an open-market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon the exercise of this Warrant that the Holder anticipated timely receiving from the Company (a “Buy-In”), then the Company shall (A) pay in cash to the Holder, within two (2) Business Days of Holder’s request, the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder (in accordance with the foregoing provisions of this Section 3(c)) the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, then, pursuant to clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.
3.4.
Fractional Shares. The Company shall not be required to issue any fraction of a Warrant Share upon any exercise of this Warrant. In the event that the Holder would be entitled to purchase any fraction of a Warrant Share upon any exercise of this Warrant in the absence of the immediately preceding sentence, the Company shall, in lieu of issuing such fractional share, pay to the Holder an amount in cash (by delivery of a certified or bank cashier’s check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share as of the Exercise Date.
3.5.
Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired pursuant to Section 2(a) or shall have been fully exercised, the Company shall, concurrently with its delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase such Warrant Shares in respect of which this Warrant has not previously been exercised, which new Warrant shall in all other respects be identical to this Warrant.

3.6.
Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to each exercise of this Warrant, the Company hereby represents, covenants, and agrees:
3.6.1.
This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
3.6.2.
All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such reasonable actions as may be necessary or appropriate to cause such Warrant Shares to be, validly issued, fully paid, and non-assessable, issued without violation of any preemptive or similar rights of any stockholder or other securityholder of the Company, free and clear of all taxes, liens, and charges and, subject to and in accordance with the applicable provisions of that certain Investor Rights Agreement of the Company, dated as of October 28, 2021 and as amended from time to time or restrictions under securities laws, eligible to be registered for resale under the Securities Act.
3.6.3.
The Company shall take all such actions as may be necessary or appropriate to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock or other securities then constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
3.6.4.
The Company shall use commercially reasonable efforts to cause the Warrant Shares, as promptly as reasonably practicable following such exercise, to be listed on the Principal Exchange.
3.6.5.
The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant other than the Aggregate Exercise Price; provided that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
3.7.
Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company (pursuant to a merger, combination, tender offer, sale of stock, sale of assets, business combination with a special purpose acquisition company or other blank-check company or otherwise), such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
3.8.
Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock (or other securities constituting Warrant Shares), solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares then issuable upon the exercise of this Warrant, and shall at all times cause the par value per Warrant Share to be less than or equal to the Exercise Price then in effect. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or other securities constituting Warrant Shares) upon the exercise of this Warrant.

4.
Adjustment to Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Shares issuable and the Exercise Price upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into account any prior adjustments pursuant to this Section 4).
4.1.
Reclassification of Shares. If the shares of Common Stock or other securities then constituting Warrant Shares are changed into the same or a different number of shares of any other class of capital stock or other securities of the Company, whether by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or other relevant securities or otherwise (except as otherwise provided for in this Section 4), and whether automatically or by action of the holders thereof (a “Reclassification”), then, in lieu of the number of Warrant Shares for which this Warrant otherwise would have been exercisable immediately prior to such Reclassification, the Holder shall have the right, from and after such Reclassification, to exercise this Warrant for the number and kind of shares of capital stock or other securities of the Company as would have been issuable as a result of such Reclassification in respect of the Warrant Shares for which this Warrant otherwise would have been exercisable immediately prior to such Reclassification if this Warrant had been exercised in full and such Warrant Shares were issued and outstanding at the time of such Reclassification, all subject to further adjustment as provided herein at an Exercise Price consistent with the same.
4.2.
Subdivision or Combination of Shares. If the Company subdivides or combines its Common Stock or other securities of the Company then constituting Warrant Shares, then (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased and (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.
4.3.
Stock Dividends. If the Company pays any dividend or makes any distribution in respect of the Common Stock or other securities of the Company then constituting Warrant Shares that is payable in additional shares of Common Stock or such other securities, then (i) the Exercise Price shall be adjusted, from and after the date of determination of the stockholders of the Company entitled to receive such dividend, to be an amount equal to the product of (A) the Exercise Price in effect immediately prior to such date of determination multiplied by (B) the quotient of (x) the total number of shares of Common Stock or such other securities outstanding immediately prior to such dividend or distribution divided by (y) the total number of shares of Common Stock or such other securities outstanding immediately after such dividend or distribution and (ii) the number of Warrant Shares shall be proportionately adjusted such that the Aggregate Exercise Price shall remain unchanged.
4.4.
Pre-Exercise Dividends and Distributions. If the Company pays any dividend or makes any distribution (whether in cash, securities or other property) in respect of the Common Stock or other securities of the Company then constituting Warrant Shares (except as otherwise provided for in Section 4(c)), then the Board shall make provision so that, upon any exercise of this Warrant, the Holder shall be entitled to receive, in addition to the Warrant Shares issuable upon such exercise, such dividend or distribution to the extent that such dividend or distribution would have been paid or made, as applicable, in respect of the Warrant Shares issued upon such exercise had Warrant Shares been outstanding immediately prior to the record date for such dividend or distribution.
4.5.
Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company, (iii)

consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock or other securities of the Company then constituting Warrant Shares (either directly or upon subsequent liquidation) to receive stock, securities or other property with respect to or in exchange for Common Stock (except as otherwise provided for in this Section 4), this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of capital stock or other securities or property of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant), and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to ensure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any reorganization, reclassification, consolidation, merger, sale, or similar transaction contemplated by this Section 4(e), the Holder shall have the right to elect prior to the consummation of such event, action or transaction, to exercise this Warrant in accordance with Section 3 (notwithstanding any provision thereof that otherwise would restrict such exercise) instead of giving effect to the provisions contained in this Section 4(e).
4.6.
Certificate as to Adjustment.
4.6.1.
As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer of the Company setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
4.6.2.
As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than two Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer of the Company certifying the number of shares and class or series of capital stock, or the number or amount and kind of other securities or property, then constituting the Warrant Shares.
4.7.
Notices. In the event:
4.7.1.
that the Company shall take a record of the holders of its Common Stock (or other securities then issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than (A) dividends or distributions otherwise provided for in, and subject to the Company’s compliance with, Section 4, (B) repurchases of capital stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or a right of first refusal by the Company, (C) repurchases of capital stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights, or (D) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase or otherwise receive any shares of capital stock of any class or any other securities of the Company or to receive any other security of the Company; or
4.7.2.
of any reorganization, merger, consolidation or similar transaction involving the Company or any reclassification, conversion, exchange or similar transaction affecting the Company’s capital stock or any sale of all or substantially all of the Company’s assets to another Person; or
4.7.3.
of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
4.7.4.
the Expiration Date shall occur;

then, in each such case, the Company shall send or cause to be sent to the Holder at least five (5) Business Days prior to the applicable record date for, or the applicable anticipated effective date of, such action, transaction or event a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, merger, consolidation, reclassification, conversion, exchange, sale, dissolution, liquidation, winding-up or other applicable transaction is expected to occur, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or other securities of the Company then constituting Warrant Shares) shall be entitled to exchange their shares of Common Stock (or other securities of the Company then constituting Warrant Shares) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5.
[Intentionally Omitted.]
6.
Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and applicable securities laws and pursuant to the Business Combination Agreement (as defined in the Purchase Agreement) and the Business Combination Transaction Agreements (as defined in the Purchase Agreement), as applicable, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company with a properly completed and duly executed written notice of assignment, together with funds sufficient to pay any transfer taxes payable in connection with the making of such transfer. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall record (or cause to be recorded) such transfer on the books and records of the Company, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment and issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall thereafter promptly be cancelled. Notwithstanding anything herein or in any legend to the contrary, the Company shall not require an opinion of counsel in connection with any sale, assignment, transfer or other disposition of this Warrant (or any portion hereof or any interest herein) or of any of the Warrant Shares to an affiliate (as defined in Regulation D) of the Holder; provided that such affiliate shall represent to the Company it is an “accredited investor” as defined in Regulation D.
7.
Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of any Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
8.
Replacement on Loss; Division and Combination.
8.1.
Replacement of Warrant upon Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant identical to the Warrant so lost, stolen, mutilated, or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
8.2.
Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant and, if applicable, such other Warrants to the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder (or an agent or attorney-in-fact thereof) and, if applicable, the holders of such other Warrants. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may occur in connection with such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for the number of Warrant Shares for which the Warrant or Warrants so surrendered in accordance with such notice were exercisable in the aggregate.
9.
No Impairment. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such actions as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the purpose of this Warrant.
10.
Compliance with the Securities Act. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless such issuance was registered under the Securities Act) or transfer of such Warrant shall be stamped or imprinted with a legend in substantially the following form:

“THE ISSUANCE OF THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY (IF THE COMPANY SO REQUESTS) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

11.
Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers or assignments thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
12.
Notices. All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the next succeeding Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Company or the Holder, as applicable, at its address or email address as set forth on the signature page, or to such address or email address as subsequently modified by written notice given in accordance with this Section 12.
13.
Cumulative Remedies. Except to the extent otherwise expressly provided herein, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
14.
Equitable Relief. Each of the parties hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

15.
Entire Agreement. This Warrant (including the exhibits attached hereto) and the agreements referred to herein and in the Purchase Agreement, including the Transaction Agreements (as defined in the Purchase Agreement) together constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
16.
Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Each successor or permitted assign of the Holder shall be deemed to be the Holder for all purposes hereunder.
17.
No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Warrant.
18.
Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto. Unless otherwise specified or the context requires otherwise, (i) references herein to the “parties” or any “party” are to the parties to this Warrant, (ii) references herein to any agreement, instrument or other document (including this Warrant) are references to such agreement, instrument or other document, as applicable, as amended, restated, supplemented or otherwise modified from time to time and (iii) references herein to any statute, rule or regulation are references to such statute, rule or regulation, as applicable, as amended, restated, supplemented or otherwise modified from time to time, including through the promulgation of rules or regulations thereunder, and to any consolidation thereof or successor statute, rule or regulation, as applicable, thereto. As used herein, (A) the words “this Warrant,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import refer to this Warrant as a whole and not to any particular provision or part of this Warrant, (B) the words “any” and “or” express alternatives that are not mutually exclusive, (C) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation,” (D) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if” and (E) words importing the singular also import the plural, and vice versa.
19.
Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party granting such waiver. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
20.
Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

21.
Governing Law. This WARRANT and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this warrant and the transactions contemplated hereby shall be governed by, and construed in accordance with, THE law OF THE STATE OF DELAWARE.
22.
VENUE; WAIVER OF JURY TRIAL.
22.1.
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE OTHER PARTY IN ANY WAY RELATING TO THIS WARRANT OR THE TRANSACTIONS RELATING HERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
22.2.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
23.
Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant or any Exercise Notice delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant or such Exercise Notice.

24.
No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

[TERRAN ORBITAL CORPORATION]

By: _ _____________ __________
 Name: [●]

 Title: [●]

Address: 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33847

Attention: Marc Bell, Chief Executive Officer

Email:marc.bell@terranorbital.com; terranorbitallegal@terranorbital.com

Accepted and agreed:
[●]
By: __________ ____________ Name: [●] Title: [●] Address: [●] [●] Attention: [●] Email: [●]

EXHIBIT A

FORM OF EXERCISE NOTICE

To: TERRAN ORBITAL CORPORATION (the “Company”)

Attention: Chief Executive Officer

(1)
Exercise. The undersigned hereby elects, pursuant to the provisions of the attached Warrant, to purchase __________ Warrant Shares (as defined in the attached Warrant) for an Aggregate Exercise Price (as defined in the attached Warrant) of $__________ and:

❑ tenders herewith payment in cash in accordance with Section 3(b)(i) of the attached Warrant in satisfaction of $__________ of the Aggregate Exercise Price; and/or

❑ instructs the Company to withhold Shares issuable upon such exercise, in lieu of a cash payment, in accordance with Section 3(b)(ii) of the attached Warrant in satisfaction of $__________ of the Aggregate Exercise Price; and/or

❑ tenders herewith securities of the Company in accordance with accordance with Section 3(b)(iii) in satisfaction of $__________ of the Aggregate Exercise Price.

(2) Conditional Exercise. Is this a conditional exercise pursuant to Section 3(g)?

❑ Yes ❑ No

If “Yes,” indicate the applicable condition:

(3) Manner of Delivery. Please issue the applicable Warrant Shares:

❑ by crediting such Warrant Shares, if they are unrestricted and unlegended, to the undersigned’s account with The Depository Trust Company as set forth below, or otherwise to the undersigned’s account with the Company’s transfer agent.

Name:

DWAC Account Number:

❑ by issuing a certificate or certificates as set forth below.

Name:

Address:

(Print name of the warrant holder)

(Signature)

[________]

(Name and title of signatory, if applicable)

(Date)

(Email address)